Exhibit 16.1
January 12, 2009
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for Westmoreland Coal Company (“the Company”) and, under the date of March 28, 2008, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2007 and 2006 and the effectiveness of internal control over financial reporting as of December 31, 2007. On January 6, 2009, we were notified that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01(a) of its Form 8-K dated January 6, 2009, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Audit Committee.
Very truly yours,
KPMG LLP